EXHIBIT 10.3

EMPLOYMENT AGREEMENT
James K. Mitchell
April 1, 1993
As Extended and Amended
January 1, 2003

          This employment agreement (the “Agreement”) is between Detwiler Mitchell & Co. (“Employer”) and James K. Mitchell (“Executive”).

RECITALS

          1.          On July 18, 1988, Executive sold his ownership in James Mitchell & Co. (“JMC”) to Employer.  Employer purchased JMC for, among other reasons, its clients, its unique sales and business systems, its unique method of selling insurance through bank trust departments, and the outstanding and special skills and abilities of Executive and other key employees;

          2.          Executive is and has been employed as President of JMC and as Chairman and CEO of Employer since January 1, 1993.  Through such experience, he has acquired outstanding and special skills and abilities and an extensive background in and knowledge of Employer’s business and the industry in which it is engaged;

          3.          Employer desires assurance of the continued association and services of Executive in order to retain his experience, skills, abilities, background and knowledge and is therefore willing to engage his services on the terms and conditions set forth below;

          4.          Executive desires to continue in the employ of Employer and is willing to do so on these terms and conditions;

          5.          In his capacity as an executive of Employer, Executive has access to highly valuable and confidential trade secret information of Employer, including but not limited to information regarding the identity of key contact personnel and the contract terms with major clients and suppliers to Employer; the identity and personnel information with regard to Employer’s personnel; and the terms, documents, methods and systems through which Employer engages in business; and

          6.          The execution of this Agreement has been authorized by Employer’s Board of Directors (the “Board”).

          NOW THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, it is agreed as follows:

1.          Position.

             Employer shall employ Executive as Chief Executive Officer or Chairman of Employer with such executive capacity or capacities as the Board may from time to time prescribe.

2.          Sole Employment

             During his employment, Executive shall devote his full energies, interest, abilities and productive time to the performance of this Agreement and shall not, without express written Board approval, render to others services of any kind for compensation, or engage in other business activity that would materially interfere with the performance of his duties under this Agreement.

3.          Term of Employment

a. This Agreement, as amended, takes effect on January 1, 2003 and shall have an initial term of three years.

b.          Notwithstanding the foregoing, if the Board of Directors of the Employer should determine to liquidate the Employer, other than as part of a business combination, the term of the Agreement shall end six months after such action by the Board.

4.          Salary and Deferred Compensation

             a)          Salary.  Employer shall pay a base salary to Executive at the rate of one hundred and seventy five thousand dollars ($175,000) per annum (“Base Salary”), payable in equal semi-monthly installments.

             b)          Deferred Compensation.  In addition to Base Salary, Employer shall defer compensation of Executive at a rate of $110,000 per annum during the term of his contract (“Deferred Compensation”).  Deferred Compensation shall become vested but not payable on a monthly pro-rated basis during each of 2003, 2004, and 2005.  Vested portions of Deferred Compensation (“Vested Deferred Compensation”) will become payable upon the termination of Executive, for whatever reason, on a monthly basis until such vested portions are exhausted.  The schedule for payment of such monthly amounts will be determined within one month of termination but shall not be spread over less than two years nor more than five years.  Notwithstanding the foregoing, Executive may, on the Termination Date and each subsequent anniversary of the Termination Date, choose to take the full balance of the Vested Deferred Compensation in one single payment.

             The Vested Deferred Compensation shall be increased on the anniversary dates of this Agreement based upon the most recent Consumer Price Index of the Bureau of Labor Statistics of the Department of Labor for All Urban Consumers (1982-84=100), “All Items,” for Los Angeles-Long Beach-Anaheim, California (hereinafter the “CPI”).   The “Base CPI” shall be the CPI for December 2002.   CPI Adjustments shall be calculated as follows:  the Deferred

Compensation shall be multiplied by a fraction the numerator of which shall be the CPI of the December immediately prior to the calculation date (i.e., December 2003 for the January 1, 2004 calculation) and the denominator of which shall be the Base CPI.  The sum so calculated shall constitute the Executive’s Deferred Compensation until the next adjustment; provided, however that in no event shall the Executive’s Deferred Compensation be reduced as a result of any such adjustment.  If the compilation and/or publication of the CPI shall be in some manner changed or discontinued, then Executive agrees that Employer may use an alternate index which it reasonably believes reflects changes in the cost of living.

5.          Incentive Compensation

             In addition to the Base Salary and Deferred Compensation provided for above, Employer shall, as an incentive compensation payment plan, pay Executive an annual award bonus calculated in accordance with the method and policies Employer uses for its other senior executives.

             Should Executive for any reason cease his employment prior to the end of any fiscal year, his incentive compensation for that year shall be determined pursuant to the Section titled “Termination” below.  Should such section require that incentive compensation be “pro-rated” this means:

a. The incentive compensation shall still be based in accordance with the method and policies Employer uses for its other senior executives;

b. The percentage to be applied shall be pro-rated according to the length of Executive’s employment during the year;

c. The date of payment will still be the same date as if Executive remained employed by Employer.

6.          Benefits

             Executive shall be entitled to receive all other benefits of employment generally available to Employer’s senior executives, including reimbursement for reasonable out-of-pocket expenses incurred in connection with Employer’s business, subject to such policies as Employer may from time to time reasonably establish for its senior executives.

7.          Termination

             In the absence of any other written agreement, should Employer continue to employ Executive after the initial term of this Agreement, such employment will continue at will and may be terminated for any reason, with or without cause, on the effective date of any written termination  notice delivered by either party to the other.  Executive’s salary, Vested Deferred

Compensation, incentive compensation and benefits will continue as stated herein, with salary compensation continuing to be increased annually as herein described.

             If the Executive and Employer choose not to renew this Agreement after the completion of its Term, Executive will continue to receive all benefits currently received on December 31, 2005 for a period of five years following the Termination Date.

             Notwithstanding the stated term hereof, this Agreement may be terminated at any time on written notice by Executive or by Employer with or without cause.  In such event, Employer’s obligations to pay salary, Vested Deferred Compensation, benefits and incentive compensation hereunder will vary depending upon the reason for termination, as described below:

a.	RESIGNATION BY EXECUTIVE.

Except as provided in Section 7d hereof, if Executive voluntarily terminates employment, then Employer shall pay salary, Vested Deferred Compensation, benefits and incentive compensation pro-rated to the effective date of resignation.

b.	TERMINATION BY EMPLOYER WITHOUT CAUSE.

If Employer terminates Executive without cause, or because of incapacity from illness, accident or death, then Executive shall receive salary, Vested Deferred Compensation and incentive compensation in the manner, timeframe and amount to which he would have been entitled should employment have continued through the stated term of this Agreement.  Benefits shall also be continued through the same term and five years thereafter, to the extent the Company reasonably believes continuation is permitted by law and the Company’s insurance carriers, so long as Executive is not eligible to receive comparable benefits from another employer.

c.	TERMINATION BY EMPLOYER FOR CAUSE.

If Employer terminates Executive for cause then Executive shall receive salary, Vested Deferred Compensation and incentive compensation pro-rated to the date three months following termination.  Benefits shall also be continued through the same three month period, to the extent permitted by law and the Employer’s insurance carriers. “Termination for cause” shall be termination by reason of malfeasance or misconduct which the Board of Directors reasonably believes violates legal or ethical responsibilities of the Executive, or by reason of gross negligence in the conduct of the Employer’s business.

d.	TERMINATION BY EMPLOYEE FOR GOOD CAUSE.

The Employee shall be entitled to terminate the Agreement “for good cause” with the same effect as a termination by the Employer without cause, as set forth in Section 7(b) hereof.  “Good cause” shall include the following events:

1)          Employer’s breach of any material term of this Agreement, including, but not limited to, the Company’s failure, within fifteen (15) days after written demand, to provide or pay Executive any Salary, Vested Deferred Compensation or Benefits under this Agreement.

2)          The relocation of Executive’s full-time office to a location more than fifty (50) miles from Employer’s present office at 9710 Scranton Rd. Ste. 100, San Diego, California 92121.  Notwithstanding the foregoing, the Executive may be asked to spend a considerable time in the Employer’s main corporate office at 225 Franklin Street, 20th Floor, Boston, Massachusetts, 02110, up to 50% of each calendar year;

3) A material reduction in Executive’s duties, responsibilities or title except for such a reduction arising from a change in the status of the Employer or the nature of the Employer’s business; or

4) A “Change in Control,” defined as:

a)          The acquisition by any individual, entity, or group (within the meaning of Section 13 (d) (3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of common stock of Employer (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

b)          Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Employer’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

c)          Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Employer (a “Business Combination”) unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (with respect to this subsection (A), such calculation shall be made with respect to all considerations received in exchange for, or as a consequence of, a Business Combination); or (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and (C) at least two-thirds of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

d) Approval by the stockholders of Employer of a complete liquidation or dissolution of Employer; or

e)          Occurrence of any of the events listed in 7d(4)(a) through 7d(4)(d) above in respect of any subsidiary (meaning any entity over which Employer has voting control) of Employer that, immediately prior to the relevant event, constituted at least twenty percent (20%) of Employer’s consolidated assets or, for the fiscal year prior to the event, contributed at least twenty percent (20%) or more of Employer’s consolidated revenues.

f)          Notwithstanding the foregoing, for purposes of the foregoing provisions, a Change of Control shall not include any transaction described above which has been previously approved by the Incumbent Board.

8.          Payment Limitations

             All payments to Executive hereunder shall be reduced by applicable local, state and federal withholding requirements. Should any payments hereunder be determined by Employer’s independent public accounting firm to be in excess of federal or state Golden Parachute limitations (currently Internal Revenue Code Section 280G), then Executive and Employer hereby agree that such payments shall be modified so as to be one dollar less than such Golden Parachute limitations.  If the determination is made after the payment(s) have been made by Employer, then Executive shall promptly refund the overpayment to Employer.

             Employer shall not be obligated to reimburse Executive for his expenses (such as COBRA payments) in maintaining benefits that Employer has discontinued hereunder.

             Employer shall have the right to offset any debts or damages owed by Executive to Employer against salary or other payment owed to Executive.

9.          Survival of this Agreement

             Employer shall not engage in any voluntary or involuntary dissolution or any merger in which Employer is not the surviving or resulting corporation, or any transfer of all or substantially all of Employer’s assets, or any similar change in ownership or control, unless the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity to which ownership or control has passed, or to which such assets were transferred.

10.        Protection of Trade Secrets; Confidential Information & Employee Relationships.

             Because of his employment by Employer, Executive has access to trade secrets and confidential information of Employer, including but not limited to knowledge of and contact with key employees; financial records; contract terms; business plans, policies and procedures; cost information; customer lists and client or acquisition opportunities; business and computer systems; management information and methods which are unique to Employer’s methods of business; and customer servicing techniques (all of the above trade secrets and confidential information hereinafter referred to as “Confidential Information”).  In consideration hereof and in recognition of the fact that the Confidential Information constitutes a valuable trade secret or otherwise valuable asset of Employer, Executive will not appropriate to his own use or benefit in anyway whatsoever, or disclose to any third parties, any Confidential Information during or after this Agreement.

             Executive agrees that solicitation of Employer’s customers and personnel would constitute a misappropriation of Employer’s Confidential Information. In recognition thereof, Executive will not during his employment, and for one year thereafter, solicit, hire, contract with or otherwise take away any customer or employee of Employer or participate in any such solicitation, hiring, contracting or otherwise taking away.  In addition, all information about such customers and employees which becomes known to Executive during the course of this Agreement and which is not otherwise known to the public is a trade secret of the Employer and shall not be used in soliciting or taking away customers or employees of the Employer at any time.

             Executive acknowledges that any breach of this Section will result in irreparable damage to the Employer, for which Executive further acknowledges that Employer shall be entitled to injunctive relief hereunder.  The parties hereby consent to an injunction in favor of Employer, without bond, enjoining any breach of this Agreement by any court of competent jurisdiction, without prejudice to any other right or remedy to which Employer may be entitled.

             Executive’s obligations hereunder shall survive the termination of this Agreement.

11.        Entire Agreement

             Except for an indemnification agreement between Employer and Executive, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties.  No waiver or modification to this Agreement may be made except by a writing signed by the party against whom it is enforced.

12.        Choice of Law; Interpretation of Agreement

             The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of California.  This Agreement shall not be interpreted for or against either party on the ground that such party or its representative drafted the agreement or any portion thereof.

13.        Arbitration

             Any claim for monetary damages hereunder shall be subject to binding arbitration by the National Association of Securities Dealers or other mutually agreeable arbitration or alternative dispute resolution forum.

14.        Notices

             Any notice required or permitted under this Agreement shall be given in writing, either by personal delivery or by registered, overnight or certified mail, postage prepaid, to the following addresses:  Executive - then current home address as shown on Employer’s files; Employer - the CFO at the Employer’s then current place of business.

15.        Severability

             If any portion of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.        Acknowledgment

             Executive acknowledges that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by Employer, and Executive has read and understands this Agreement, and is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

17.        Headings

             Section headings in this Agreement have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Executed by the parties as of the day and year first above written.

AGREED AND ACCEPTED: DETWILER, MITCHELL & CO.

By:

James H. Graves Vice Chairman of the Board of Directors of Detwiler, Mitchell & Co.

AGREED AND ACCEPTED:

By:

James K. Mitchell